  EXHIBIT 107

Calculation of Filing Fee Table

S-8

Cosmos Health Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share (3)	Other	3,000,000	(1)	$0.28	(2)	$840,000	0.0001381	$116.00
	Total Offering Amounts:							$840,000		$116.00
	Total Fee Offsets:									$0.00
	Net Fee Due:									$116.00

Offering Note

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Cosmos Health Inc., a Nevada corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average high and low sales price of the Registrant’s common stock as reported on the Nasdaq Stock Market on July 17, 2026.

(3)	Represents shares issuable in connection with the consulting agreement between the Registrant and Timo Bernd Strattner as per exhibit 10.1 attached herewith.

Table 2: Fee Offset Claims and Sources	N/A

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources